Exhibit 99.1

July 19, 2021

Dear Shareholder:

According to our latest records, we have not yet received your vote for the important special meeting of Weingarten Realty Investors shareholders taking place on August 3, 2021, at which your board of trust managers unanimously recommends that shareholders vote in favor of the proposed merger with Kimco Realty Corporation.

Your vote is important. Approval of the WRI Merger Proposal requires the affirmative vote of two-thirds of the outstanding shares. Therefore, if you fail to vote, it will have the same effect as a vote against the proposal.  To ensure your shares are represented at the special meeting, please vote TODAY—either online or by phone, or by signing, dating and returning the enclosed proxy card in the envelope provided. If you received this letter by email, you may also simply press the “VOTE NOW” button in the accompanying email.

Thank you for your cooperation.

Very truly yours,

Joe D. Shafer

Senior Vice President and Secretary

REMEMBER:

You can vote your shares electronically—it’s quick and easy!

Please simply follow the easy instructions on the enclosed proxy card or press the “VOTE NOW” button if you received this letter by email.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED,

1 (888) 750-5884 (toll-free from the U.S. and Canada, or

+1 (412) 232-3651 (from other locations).